DVB

	This Committed Term Sheet is made between:
	DVB Bank SE as Lender as defined herein
	and
	Globus Maritime Limited (the "Sponsor") and
	Jointly and Severally Two Special Purpose Companies (the "Borrowers")
Disclaimer	Set forth below is a summary of the main terms and conditions of the Facility (the "Committed Term Sheet"). The entering into such a commitment or the making of such an offer is subject to satisfactory completion of due diligence, execution of legal documentation acceptable to the Lender and receipt by the Lender of positive opinions from legal counsel. Any committed offer is further subject to there having been, in the sole opinion of the Lender, no material adverse change in the international capital or loan markets, or, specifically, the national or international monetary, financial, political or economic conditions, or in the legal or financial condition of the Borrowers and/or the Corporate Guarantor prior to drawdown of any Facility.
Withdrawal previous Term Sheet	This Committed Term Sheet replaces all previous issued indicative term sheet(s), confirmed or not, and renders them null and void.

1. Purpose and Parties

Purpose	To provide part finance for the Vessels.
Vessels	Mv Geosand (tbn Moon Globe), IMO number 9294111, 74,432 dwt, built 2005, Hudong Zhonghua, China, purchase price: $31,400,000 and Mv Lowlands Patrasche (tbn Sun Globe), IMO number 9340506, 58,790 dwt, built 2007, Tsuneishi Cebu, Philippines, purchase price $30,300,000. (the "Vessels").
Flag	The flags of the Vessels to be acceptable to the Lender.
Borrowers	Jointly and severally two single purpose companies, incorporated in Malta and Marshall Islands (the "Borrowers").
Corporate Guarantor	Globus Maritime Limited will irrevocably and unconditionally guarantee all of the obligations of the Borrowers under the Facility (the "Corporate Guarantor").
Charterers	In the case of mv Geosand the charterers are affiliates of Gleamray Maritime Inc. ('Gleamray'). In the case of mv Lowlands Patrasche the charterers are Qingdao Ocean Shipping Co. Ltd ('Cosco Qingdao'), (the "Charterers").
Lender	DVB Bank SE or one of its subsidiaries or affiliates (the "Lender").
Time Charter	Mv Geosand to be employed to affiliates of Gleamray for a period of two years at a rate of $18,000 per day net. MV Lowlands Patrasche to be employed to Cosco Qingdao for a period until March 2015 (+/- 60days) at a rate of $15,200 per day net.

2. Facility

Facility	A senior secured post delivery term loan (the "Facility") to be evidenced by a Facility Agreement to be made between the Borrowers and the Lender (the "Facility Agreement").

DVB INITIAL

Commitment	Up to $40,000,000 to be disbursed as follows: Tranche A (relating to mv Geosand) the lesser of $20,000,000 and 65% of the charter free Fair Market Value of the Vessel. Tranche B (relating to mv Lowlands Patrasche) the lesser of $20,000,000 and 65% of the charter free Fair Market Value of the Vessel. Such Fair Market Value to be determined in accordance with the procedure outlined in "Valuation" below and to be established not earlier than one month prior to Drawdown.
Availability Period	The Facility will be available for Drawdown from the date of the Facility Agreement until September, 30th 2011.
Drawdown	A maximum of 2 drawings, one per Vesset to take place with at least 3 Business Days' (Piraeus, Frankfurt, London and New York) prior written notice, and only after the Lender has confirmed that all conditions precedent for the relevant Tranche have been met to its satisfaction.
Final Maturity Date	7.5 years from full drawdown of the facility but in any case not later than 30th March 2019 (the "Final Maturity Date").
Repayment	Tranche A 30 quarterly instalments of $462,500 ~~per day~~ and a Balloon payment of $6,125,000 payable together with the last instalment. The first instalment to be repaid after 3 months after drawdown. Tranche B 30 quarterly instalments of $462,500 ~~per day~~ and a Balloon payment of $6,125,000 payable together with the last instalment. The first instalment to be repaid after 3 months after drawdown.
Optional Prepayment	Subject to 5 Business Days prior written notice, the Borrowers may elect to prepay part of the Facility outstanding being a multiple of $500,000 on any interest payment date subject to payment of interest and breakage costs. Any voluntary prepayment will be applied at the Borrowers' discretion (prorata, in inverse order of maturity or in order of maturity) against future repayment instalments.
Mandatory Prepayment	Full prepayment of each Vessel Tranche including payment of interest and breakage costs, within 90 days after a Total Loss or immediately upon completion of the sale of a Vessel.
Illegality	Full prepayment of the Lender's Commitment (to the extent already advanced) if it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by the Facility Agreement or to fund or maintain the Facility.
(P)repayments not to be redrawn	Any amount that is repaid or prepaid under the Facility is not available for redrawing after it has been repaid or prepaid.
Prepayment Fee	3% of the amount prepaid within the first year after initial drawdown, 2% of the amount prepaid within the second year after initial drawdown, 1% of the amount prepaid within the third year after initial drawdown and zero thereafter. The Prepayment Fee only applies in case of refinancing of the Facility by another lender (i.e not applicable in case of Vessel sale or repayment of the facility by equity).
Interest	LIBOR + Margin percent per annum. "LIBOR" shall be fixed at the rate which appears on Reuters BBA Page LIBOR 01 screen at or about 11.00 a.m. (London time) on the relevant quotation date for a selected interest period. The facility to also include standard market disruption provisions.
Interest periods	3 or 6 months or such other period as the Lender may agree to upon request.
Interest payment	Interest to be paid on the last day of each interest period.
Margin	2.5 per cent per annum.
Commitment Fee	0.6 per cent per annum calculated on undrawn amount of the Facility. Commitment fee to commence on signing of the Loan Agreement and to be paid quarterly in arrears starting on the first 3 months after the mentioned commencement date until the undrawn portion of the Commitment is permanently reduced to zero.

DVB INITIAL

DVB

Upfront Fee

$240,000 payable on signing of the Loan Agreement.

3. Security, Representations, Warranties and Covenants

Security

- First priority Mortgages over the Vessels for any amounts outstanding under the Facility Documentation;
- Corporate Guarantee from Corporate Guarantor;
- Assignments of earnings, insurances and requisition compensation;
- Pledge or charge over the Borrowers'Earnings Account to be opened with the Lender or a bank acceptable to the Lender;
- Specific assignment of the Time Charters; and
- Specific assignment of time charterparties in excess of 12 month.

(The Facility Agreement, together with the Security, the "Facility Documentation"). Any party giving security shall be a "Security Party".

Insurances

a) Hull & Machinery, plus Freight Interest and Hull Interest and any other usual marine risks such as excess risks, (for (in total) at least 100% of the Market Value of the relevant Vessel) on an agreed value,

b) War risks (including the London Blocking and Trapping addendum or similar arrangement),

c) full Protection and Indemnity cover (including liability for oil pollution for an amount of not less than $1,000,000,000 and excess war risk P&I cover) on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations and to strictly comply with all P&I-rules in the from time to time latest version of the association;

d) Freight, Demurrage & Defence;

e) Mortgagee's Interest Insurance (M.I.I.); to be arranged by the Lender;

f) Mortgagee's Interest Additional Perils (Pollution) (M.A.P.); to be arranged by the Lender;

g) such other insurances as the Lenders may reasonably require (such as Political Risks / Mortgage Rights Insurance in case of non-approved flag country or will be operated by owners or via charter agreements fully and exclusively in non-approved flag country waters);

Furthermore the Borrowers to:

i. procure that the insurances described in (a), (b), (e) and (f) above shall each be for at least 120% of the aggregate of the Loan;

ii. procure that the deductible of the Hull & Machinery insurance is not higher that the amount agreed upon and stated in the Loss Payable Clause;

iii. pay for Mortgagee's Interest Insurance (M.I.I.) and Mortgagee's Interest Additional Perils (M.A.P.) Insurance and such other insurances as the Lenders may reasonably require such as Political Risk/Mortgage Rights Insurance, as taken out by the Lender;

iv. procure that the Lender is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Lender thereof that the Notices of Assignment of Insurances and the loss payable clause are noted in the insurance contracts and that standard letters of undertaking, are executed by the insurers/insurance brokers;

If at any time requested by the Lender, the Borrowers shall reimburse the Lender for the cost of the provision of an insurance review report by an independent agency or shall provide the Lender with such report.

Such insurances to be at the expense of the Borrowers and be on terms acceptable to the Lender and be placed with brokers or clubs acceptable to the Lender. The Lender will require to be advised with whom such insurances will be placed and upon what main terms they will be effected, at least 15 days prior to delivery date of each Vessel.

MII and Additional Perils	The Lender shall, at the expense of the Borrowers, effect (a) Mortgagees Interest Insurance (M.I.I.) in favour of the Lenders for 120 per cent of the Facility under the Facility Documentation and (b) a policy for the benefit of the Lenders against the possible consequences of pollution involving one or more Vessels including, without limitation, expropriation or sequestration of one or more Vessels or the imposition of a lien or encumbrances of any kind having priority to the Mortgage or claims against the Lender.
Earnings accounts	All earnings of the Vessels to be paid into an Earnings Accounts at a bank that is acceptable to the Lender or with the Lender, which accounts are to be pledged or charged to the Lender.
Financial Statements	Annual audited statements of the Corporate Guarantor to be delivered within 180 days after the end of the reported fiscal year; Quarterly unaudited balance sheets and profit and loss accounts of the Corporate Guarantor to be delivered within 90 days after the end of the reported period; Annual financial statements to be supplemented by updated details of all off-balance sheet and time-charter hire commitments.
Financial Ratios applicable to the Borrowers and Guarantor	On the Borrowers: • Minimum Liquidity of $500,000 for each Borrower to be held in a pledged account with the Lender. The Minimum Liquidity to be deposited in each Borrower's Account latest 15 days after the drawdown of each Tranche. On the Corporate Guarantor: • Market Adjusted Net Worth (defined as Total Market Adjusted Assets less Total Liabilities) to Total Market Adjusted Assets > 35%; • Minimum Market Adjusted Net Worth > $50m; • Minimum Liquidity (on the Corporate Guarantor level): The lesser of $10m. and $1m. per vessel owned by the Corporate Guarantor; • Mr. G. Feidakis and Mr. G. Karageorgiou to maintain at least 35% of the Corporate Guarantor's voting share capital; • Mr. G. Feidakis to be in the Board of the Corporate Guarantor; • Mr. G. Karageorgiou to be CEO of the Corporate Guarantor; • The Corporate Guarantor shall continue to be listed in a major Stock Exchange in the US, Europe or Asia. Once a year, the Borrowers to evidence their compliance with covenants by a delivery of a Compliance Certificate (to be delivered together with the audited accounts of the Corporate Guarantor).
Minimum Value	If the aggregate "FMV" of the Vessels falls below 120 per cent of the Net Facility Amount for the first two years and 130 per cent thereafter, the Lender shall have the right to require the Borrowers and/or the Corporate Guarantor to provide additional security and/or to prepay a portion of the Facility within 30 days. Any additional security to be of a kind and having a value acceptable to the Lender in its absolute discretion which shall be final, conclusive and binding. Net Facility Amount is defined as the Facility Amount less any cash held in Lender's account and pledged to the Lender.

DVB INITIAL

DVB

Valuation	The valuation of the charter free fair market value ("Fair Market Value" or "FMV") of the Vessels shall be conducted by firms approved and appointed by the Lender (and in a form approved by Lender) which shall include: (i) one valuation by a firm chosen by the Lender (which shall be Maritime Strategies International Ltd unless the Lender advises otherwise); and (ii) if requested by the Borrowers, one valuation by a firm selected by the Borrowers from the Lender's approved list. The FMV shall be determined by the average of the two valuations. If there is a difference of or in excess of 10% between the two valuations, the Borrowers may select a third firm from the Lender's approved list. The FMV shall then be determined by the average of the three valuations. The valuation(s) shall be carried out semi annually at the cost of the Borrowers and if at any other time (as determined in the absolute discretion of the Lender) at the cost of the Lender. Notwithstanding the foregoing, should there be a default or potential event of default under the financing documentation then valuations (which may be carried out at any time) shall be at the cost of the Borrowers.
Representations and warranties	Usual and customary for a transaction of this type, including but not limited to:
Affirmative Covenants	Usual and customary for a transaction of this type and consistent with a securitization transaction including but not limited to: • Flag: Vessels to be registered in a jurisdiction acceptable to the Lender. • Management: The Vessels to be managed by commercial and technical managers (the "Managers") approved by the Lender. The terms of the Management Agreement to be acceptable to the Lender. • Trading compliance: The Borrowers/Owners, the Manager(s), Charterers and the Vessels to be in the possession of proper trading certificates and to comply with all national and international laws, directives, regulations, decrees, rulings and such analogous rules, including but not limited to, rules relating to international sanctions, and shall procure that any charterers shall ensure the same. • Class: The Vessels shall be classed with a Classification Society acceptable to the Lender. Furthermore, the Vessels shall be free of all recommendations and qualifications unless otherwise agreed by the Lender in writing. The Lender will require to be notified of the Class and the Classification Society with which the Vessels will be classed at least 15 days prior to the delivery date of each Vessel. • Ownership: The Borrowers shall be 100 per cent owned, directly or indirectly, by the Corporate Guarantor. • Subordination: All shareholder loans to the Borrowers and all claims of the Corporate Guarantor against the Borrowers and sums owed to the Managers to be fully subordinated whilst any amount remains outstanding under the Facility. • Other Information: The Borrowers and the Corporate Guarantor shall from time to time provide such information as the Lender may reasonably request. • Cross Default: Cross default with all other obligations in respect of the Borrowers, the Corporate Guarantor and the Corporate Guarantor subsidiaries. • The Lender shall have the option, but not the obligation, to arrange for a surveyor to inspect the Vessels at the cost and expense of the Borrowers prior to the execution of the Facility and up to once a year. The Lender will use reasonable endeavours to ensure that the operation of the Vessels is not adversely affected as a result of such inspections. Notwithstanding the foregoing, should there be an Event of Default which is continuing unremedied and unwaived, the Lender may arrange for any number of inspections at any time at the cost and expense of the Borrowers. The Borrowers shall comply with all reasonable requests to repair the Vessels from the Lender following an inspection.

DVB

Negative Covenants	Usual and customary for a transaction of this type and consistent with a securitization transaction including but not limited to:

- The Class, Flag and Management of the Vessels not to be changed without the prior written consent of the Lender.
- Unless reasonably incurred in the normal course of business, the Borrowers shall not enter into any transactions with any associated companies or companies associated with the Corporate Guarantor without the prior written consent of the Lender.
- Unless reasonably incurred in the normal course of business, neither the Borrowers nor the Corporate Guarantor will create any form of security, including quasi security, over any of its assets or revenues, without the prior written consent of the Lender.
- The Borrowers not to borrow any additional funds or enter into any transaction (including derivative transactions) that may result in the incurrence of any additional indebtedness without the prior written consent of the Lender.
- The Borrowers to undertake not to engage in any business other than operation of the Vessels without the prior written consent of the Lender.
- The Borrowers to undertake that the Vessels will not under any circumstances carry any nuclear waste/material.
- Dividends are permitted subject to covenant compliance before and after such dividend payment. Also, without the prior written consent of the Lender, no transactions with connected persons otherwise than on arms' length terms.

Events of Default	Usual and customary for a transaction of this type [and consistent with a securitization transaction] including but not limited to:

- Payment default.
- Breach of insurance requirements.
- Breach of Covenants.
- Instability affecting a country of Flag.
- Class certification withdrawal.
- Cancellation of a Time Charter or any other material contract of more than 12 months in duration.
- Arrest and/or detention of the Vessels.
- Bankruptcy or insolvency of the Borrowers and/or the Corporate Guarantor.
- Change of control or change of beneficial or legal ownership of any of the Borrowers.
- Material Adverse Change in the financial position or prospects of the Borrowers, the Corporate Guarantor or the Group (consisting of the Corporate Guarantor and its subsidiaries).
- Cross-default with other financial indebtedness (including leases, FX and derivatives) of the Borrowers, the Corporate Guarantor or the Group (consisting of the Corporate Guarantor and its subsidiaries).

Conditions Precedent	Usual and customary for a transaction of this type including but not limited to:

- Delivery of certified resolutions of the board of directors of the Borrowers and the Corporate Guarantor and, if required by the Lender, shareholders of the Borrowers approving the Facility.
- Delivery of certified copies of the constitutional documents of the Borrowers and the Corporate Guarantor and such evidence as the Lender may require in order to satisfy their Know Your Customer regulatory obligations.

DVB INITIAL

DVB

- Execution and delivery of all documentation in form and substance satisfactory to the Lender and their legal counsel.
- Receipt by the Lender in a form and on terms acceptable to the Lender of copies of all the technical and commercial management agreements and charterparties (including the Time Charter) for the Vessels.
- Delivery of evidence of satisfactory capital/shareholding structure of the Borrowers and the Corporate Guarantors. Such evidence and capital structure to be in a form and substance acceptable to the Lender.
- No Event of Default or event that with the giving of notice or passage of time could give rise to an Event of Default under the Facility Documentation.
- Receipt by the Lender of all Fees due prior to Drawdown and evidence satisfactory to the Lender that any fees due upon Drawdown will be duly paid.
- Delivery of all relevant legal opinions in a form satisfactory to the Lender.
- Evidence of compliance with the ISM and/or ISPS Codes and/or IAPPC.
- Class Certificates evidencing the Vessels to be free of all recommendations and requirements.
- Compliance with the insurance requirements.

4. Documentation and Other Provisions

Indemnities

Full indemnities to be provided by the Borrowers, the Corporate Guarantor and related parties for all expenses relating to matters arising from the Facility and against third party claims, including environmental claims.

Material adverse Change

The terms and conditions of this Committed Term Sheet are subject to:

a) No material adverse change in financial strength of the Borrowers nor in the financial strength of the Corporate Guarantor;

b) No material adverse, global economic and political developments; and

c) No material adverse development in the international money and capital markets;

which, in the opinion of the Lender, might prejudice the successful and timely performance of the Facility Agreement.

Consent to Disclosure

The Borrowers and the Corporate Guarantor shall irrevocably authorise the Lender to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Facility Documentation, the Facility, Commitments and any agreement entered into by the Borrowers and/or the Corporate Guarantor or information provided by the Borrowers or Corporate Guarantor in connection with the Facility Documentation to (i) any private, public or internationally recognised authorities, (ii) the Lender's respective head offices, branches and affiliates, and professional advisors (iii) any other parties to the Facility Documentation, (iv) a rating agency or their professional advisors (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Facility and/or Commitments (vi) and any other person (s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of the Lender's rights and obligations.

DVB INITIAL

Securitization

The Lender may include all or part of the Facility in a securitization or similar transaction without consultation with or consent of the Borrowers or the Corporate Guarantor or any charterer. The Facility Documentation will include various provisions in this regard including, but not limited to:

(a) The requirement for all earnings to flow through and into dedicated bank accounts (including, where applicable, bank accounts opened with the Lender).

(b) A requirement for the Borrowers or the Corporate Guarantor or any charterer to assist the Lender to achieve a successful securitization (or similar transaction) provided third party costs are met by the Lender.

(c) Insurances to be with an insurance company of the requisite rating and bank accounts to be held with banks of the requisite rating.

(d) No restrictions on transfers in connection with or in contemplation of the securitization (or similar transaction).

(e) Full rights of disclosure of information in connection with or in contemplation of the securitization (or similar transaction).

Capital Markets clause

DVB to be to be included in the capital markets activities of the Corporate Guarantor.

Costs

All costs in connection with the preparation and negotiation of the Facility Documentation and all costs connected with enforcement of the securities are to be borne by the Borrowers even if the transaction does not materialise.

Taxes and other Deductions

Any payment to any party, in connection with the Facility Documentation, by the Borrowers or the Corporate Guarantor to be made free and clear of any tax, reserve, levy or duty whatsoever and standard grossing up provisions to apply.

Documentation

In terms acceptable to the Lender and their legal advisers, and to contain all provisions commonly included in financings of this type. The Facility Documentation shall be drafted by law firms which meet the Lender's regulatory and internal policy requirements for appointments of professional legal advisors. The governing law of the Facility Agreement and the Corporate Guarantee shall be the laws of England or, in the case of the security documents, the appropriate country as advised by the Lender's legal advisers.

Legal Opinions

To be obtained in terms satisfactory to the Lender. Such opinions to be commissioned from lawyers as required by the Lender.

Confidentiality

This Committed Term Sheet and its contents are intended for the exclusive use of the Borrowers and shall not be disclosed by the Borrowers to any persons other than the Borrowers' legal and financial advisors for the purposes of the proposed transaction without the prior written consent of the Lender, with the exception of disclosure requirements as part of the Corporate Guarantors' public company status.

Loans Administration

The Borrowers to undertake to provide a completed Loans Administration Form (as provided by the Lender which, inter alia, shall provide the Lender with the list of authorised persons ("Authorised Persons") who, on behalf of the Borrowers, may make information request or communicate generally with the Lender in relation to the ongoing administration of the Facility by the Lender throughout the life of the financing. The Authorised Persons shall also be the point of first contact with the Borrowers for the Lender in relation to the administration of the Facility. The list of Authorised Persons may only be amended or varied by an Authorised Person or Director of the Borrowers.

Documentation status

Once the Facility Documentation is signed, the Facility Documentation will have superseded this Committed Term Sheet and this Committed Term Sheet will have ceased to be binding in every aspect, even relating to parties that were parties to this Committed Term Sheet but are not parties to the signed Facility Documentation, except for what is mentioned in this Committed Term Sheet under the section headed Clear Market.

DVB INITIAL

DVB

Law and Jurisdiction	This Committed Term Sheet and any dispute or claim arising out of or in connection with it or its formation (including non-contractual disputes or claims) shall be governed by and constructed in accordance with English law and the parties shall submit to the non-exclusive jurisdiction of the English courts in respect of any dispute or claim that arises out of or in connection with this Committed Term Sheet or its subject matter or formation (including non-contractual disputes or claims).
Binding term sheet obligations	The intention of the parties is that certain provisions of this Committed Term Sheet create binding and enforceable obligations for the Borrower and Sponsor, including but not limited to, provisions dealing with disclosure, confidentiality, costs, capital markets clause, clear market and market flex. Parties hereto each acknowledge to having received good and valuable consideration for entering into this Committed Term Sheet. This Committed Term Sheet may be signed in counterparts.
Time Schedule	This Committed Term Sheet will remain open for acceptance until June 2nd, 2011. Any extension of this acceptance period to be in the sole discretion of the Lender.

Authorised Signatories of **DVB Bank SE**

Name: Susanne Hoerschelmann-Zörb
- AVP -

Date: May 31st, 2011

Name: Ingo Frühauf
- VP -

Date: May 31st, 2011

We, **Globus Maritime Limited**, agree and accept the Term Sheet as presented above.

Authorised Signatories of **Globus Maritime Limited**

Name: G. KARAGEORGIOU

Date: 1/6/2011

Name: E. DEFTEREOS

Date: 1/6/2011

DVB INITIAL